Exhibit 21

                             COX TECHNOLOGIES, INC.
                           SUBSIDIARIES OF REGISTRANT

Twin-Chart, Inc. (1)
Transit Services, Inc. (2)
Vitsab Sweden, AB
Vitsab, Inc. (1)
Vitsab USA, Inc. (3)
Fresh Tag Research & Manufacturing, Inc. (3)
Qualtag Engineering, Inc. (3)
Cox Recorders Australia, Ltd., Pty. (4)

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(1) Incorporated or organized in the State of Nevada as of April 30, 2001.
(2) Incorporated or organized in the State of California as of April 30, 2001.
(3) Incorporated or organized in the State of Wyoming as of April 30, 2001.
(4) 95% owned Australian distribution company.